News Release

Contact:

Investor Relations:
Michael Beaulieu
Director, Investor Relations
(609) 750-2827
michael.beaulieu@integralife.com

Media:
Laurene Isip
Vice President, Global Corporate Communications and Public Relations
(609) 750-7984
laurene.isip@integralife.com

Integra LifeSciences Reports Fourth Quarter and Full-Year 2020 Financial Results and Provides 2021
Financial Guidance

Princeton, New Jersey, February 18, 2021 - Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported financial results for the fourth quarter and full-year ended December 31, 2020, consistent with its preliminary revenue results announced on January 14, 2021.

•Fourth Quarter 2020
◦Reported revenues were $388.6 million, representing a decrease of 1.6% on a reported basis and a decrease of 1.5% on an organic basis compared to the fourth quarter 2019.
▪Fourth quarter revenues increased 5.0% compared to the third quarter of 2020.
◦GAAP earnings per diluted share were $1.09, compared to $0.18 in the fourth quarter 2019.
◦Adjusted earnings per diluted share were $0.84, compared to $0.68 in the fourth quarter of 2019.
•Full-Year 2020
◦Reported revenues were $1,371.9 million, representing a decrease of 9.6% on a reported basis and a decrease of 8.7% on an organic basis compared to full-year 2019.
▪In the first half of 2020, reported revenues declined 18.0% compared to the prior year, reflecting the impact of the COVID-19 pandemic. Organic revenues declined 16.2% over the same period.
▪In the second half of 2020, reported revenues declined 2.0% compared to the prior year, reflecting a recovery in surgical procedures and strong execution by the Company. Organic revenues declined 1.5% over the same period.
◦GAAP earnings per diluted share were $1.57, compared to $0.58 in 2019.
◦Adjusted earnings per diluted share were $2.45, compared to $2.74 in 2019.

During 2020, the COVID-19 pandemic negatively impacted surgical procedure volumes which resulted in lower revenues compared to the prior year. The largest year over year revenue decline rates occurred in April, and surgical procedure volumes recovered over the balance of 2020. In the fourth quarter, the improvement in surgical procedure volumes resulted in five percent sequential revenue growth over the third quarter. Due to local or regional surges of COVID-19, the pace of our sales recovery differed across markets and product lines.

"The safety and well-being of our colleagues has remained our number one priority throughout the pandemic, so they could continue to deliver critical, life-saving products to clinicians," said Peter Arduini, Integra's president and chief executive officer. "The revenue and profitability impact from surgical procedural deferrals caused by COVID were most significant in the first half of 2020. The Company's revenue and profitability improved in the second half of the year as procedures recovered. Over the course of 2020, we focused on enhancing our global operations, investing in critical growth programs, and optimizing our product portfolio. These accomplishments and our strong financial position increase our confidence that we will return to growth in 2021."

Fourth Quarter 2020 Financial Summary

Total reported revenues for the fourth quarter were $388.6 million, a decrease of 1.6% from the fourth quarter of 2019. Fourth quarter organic sales decreased 1.5% over the prior year.

The Company reported GAAP net income of $92.7 million, or $1.09 per diluted share, in the fourth quarter of 2020, compared to GAAP net income of $15.3 million, or $0.18 per diluted share, in the prior year. The increase in GAAP net income was driven primarily by a one-time net tax benefit in the fourth quarter of 2020, attributable to an intra-entity transfer of certain intellectual property which resulted in the recognition of a deferred tax benefit in the amount of $59.2 million.

Adjusted EBITDA for the fourth quarter of 2020 was $102.7 million, compared to $91.6 million in the fourth quarter of the prior year. For the fourth quarter of 2020, adjusted EBITDA as a percentage of revenue was 26.4%, an increase of 320 basis point from the prior year period.

Adjusted net income for the fourth quarter of 2020 was $71.3 million, or $0.84 per diluted share, compared to adjusted net income of $58.9 million, or $0.68 per diluted share, in the fourth quarter of 2019. The increase was primarily driven by actions taken by the Company to reduce operating expenses during the pandemic to mitigate the impact of lower sales.

Cash flows from operations totaled $80.3 million in the fourth quarter and capital expenditures were $8.4 million.

Full-Year 2020 Financial Summary

Total reported revenues for the full-year 2020 were $1,371.9 million, a decrease of 9.6%, from the prior year. Organic sales for the full-year 2020 decreased 8.7% compared to 2019.

The Company reported GAAP net income of $133.9 million, or $1.57 per diluted share, for the full-year 2020, compared to GAAP net income of $50.2 million, or $0.58 per diluted share in 2019. The increase in GAAP net income was primarily driven by two components. The first is due to a one-time net tax benefit in the fourth quarter of 2020, attributable to an intra-entity transfer of certain intellectual property which resulted in the recognition of a deferred tax benefit in the amount of $59.2 million. The second component of the increase to net income in 2020 compared to 2019 resulted from a $64.9 million in-process R&D expense associated with the Rebound Therapeutics acquisition, which occurred during 2019. Excluding these components, net income for the year ended December 31, 2020 declined by $40.4 million compared to the prior year 2019. The decrease was attributable to the impact of the COVID-19 pandemic which resulted in lower revenues, and was partially offset by a decrease in the level of operating expenses due to cost-savings measures implemented by the Company during 2020.

Adjusted EBITDA for the full-year 2020 was $334.5 million, a decrease of $34.1 million over the prior year. Despite the year-over-year decrease, adjusted EBITDA as a percentage of revenue for the full-year 2020 increased slightly to 24.4% from 24.3% in 2019.

Adjusted net income for the full-year 2020 was $208.7 million, or $2.45 per diluted share, compared to $237.4 million, or $2.74 per diluted share in 2019. The decrease was attributable to lower sales as a result of COVID-19, partially offset by actions taken by the Company to reduce operating expenses during the pandemic.

Cash flows from operations totaled $203.8 million for the full-year 2020 and capital expenditures were $38.9 million. Adjusted free cash flow conversion for the trailing twelve months ended December 31, 2020 was 79.0% versus 68.2% for the twelve months ended December 31, 2019.

Integra's financial position and liquidity remain strong. As of December 31, 2020, the Company had $470.2 million in cash and cash equivalents, $1.2 billion in undrawn revolver capacity, and a consolidated total leverage ratio of 3.0x.

2021 Financial Guidance

The Company is providing forward-looking guidance regarding adjusted earnings per diluted share, but is not providing a reconciliation to GAAP earnings per share~~,~~ because certain GAAP expense items are highly variable and management is unable to predict them with reasonable certainty and without unreasonable effort. Specifically, the financial impact and timing of divestitures, acquisitions, integrations, structural optimization and efforts to comply with the EU Medical Device Regulation are uncertain, depend on various dynamic factors and are not reasonably ascertainable at this time. These expense items could have a material impact on GAAP results. Adjusted earnings per diluted share also excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be approximately $0.73 per diluted share for the full-year 2021.

In addition, the Company will continue to monitor the ongoing uncertainty around the scope and duration of the pandemic and its impact on financial performance. The Company does not expect the ongoing impact of the pandemic to be uniform across all markets and product lines. The Company's guidance assumes a gradual improvement in surgical procedures with no further setbacks from new surges or new COVID variants.

For the first quarter 2021, the Company expects reported revenues in the range of $345 million to $355 million, representing reported growth of approximately (3.0%) to 0.0% and organic growth of approximately 0.0% to 3.0%. Adjusted earnings per diluted share are expected to be in a range of $0.54 to $0.58.

For the full-year 2021, the Company expects revenues to be in a range of $1,520 million to $1,535 million, representing reported growth of 11% to 12% and organic growth of 12% to 13%. Adjusted earnings per diluted share are expected to be in a range of $2.86 to $2.93.

Organic sales growth excludes both the divestiture of the Extremity Orthopedics business, which was completed on January 4, 2021, and the acquisition of ACell Inc., which was completed on January 20, 2021. Organic growth also excludes the effects of foreign currency and discontinued products.

The Company expects a reported revenue contribution from ACell in the range of $83 million to $88 million for the full-year 2021, with approximately $14 million to $15 million in the first quarter of 2021.

In the future, the Company may record, or expects to record, certain additional revenues, gains, expenses or charges as described in the Discussion of Adjusted Financial Measures below that it will exclude in the calculation of organic revenue growth, adjusted EBITDA, adjusted net income, adjusted EPS and adjusted free cash flow conversion for historical periods and in providing adjusted EPS guidance.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 a.m. ET on Thursday, February 18, 2021 to discuss fourth quarter and full-year 2020 financial results, and forward-looking financial guidance. The conference call will be hosted by

Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question and answer session following the call.
Integra's management team will reference a presentation during the conference call, which can be found on the Investor section of the website at investor.integralife.com.
Access to the live call is available by dialing (888) 394-8218 and using the passcode 5905980. A simultaneous webcast of the call will be available via the Company’s website at www.integralife.com. A webcast replay of the call can be accessed through the Investor Relations homepage of Integra's website at www.integralife.com. A replay of the call will be available until February 28, 2021 by dialing (888) 203-1112 and using the passcode 5905980.

About Integra
Integra LifeSciences is a global leader in regenerative tissue technologies and neurosurgical solutions dedicated to limiting uncertainty for clinicians, so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Bactiseal®, CerebroFlo®, Certas® Plus, Codman®, CUSA®, DuraGen®, DuraSeal®, ICP Express®, Integra®, MatriStem UBMTM, MediHoney®, MicroFrance®, PriMatrix®, SurgiMend®, TCC-EZ®, and VersaTru®. For the latest news and information about Integra and its products, please visit www.integralife.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning future financial performance, including projections for revenues, expected revenue growth (both reported and organic), GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as divestiture, acquisition and integration-related charges, litigation charges, intangible asset amortization, structural optimization charges, EU Medical Device Regulation-related charges, convertible debt non-cash interest, and income tax expense (benefit) related to non-GAAP adjustments and other items.  It is important to note that the Company’s goals and expectations are not predictions of actual performance.  Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the impact of COVID-19 on the Company; the Company's ability to execute its operating plan effectively; the Company’s ability to successfully integrate ACell, Inc., and other acquired businesses; the Company’s ability to achieve sales growth in a timely fashion and execute on its channel reorganization in its Tissue Technologies segment; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; global macroeconomic and political conditions; the Company's ability to manage its direct sales channels effectively; the sales performance of third-party distributors on whom the Company relies to generate revenue for certain products and geographic regions; the Company's ability to maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals' spending for capital equipment; the Company's ability to comply with and obtain approvals for products of human origin and comply with regulations regarding products containing materials derived from animal sources; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of divestiture, acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; the effect of legislation effecting healthcare reform in the United States and internationally; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted net income, adjusted earnings per diluted share, free cash flow and adjusted free cash flow conversion. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income.  The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) discontinued product lines charges; (iv) EU Medical Device Regulation-related charges; (v) COVID-19 related charges; (vi) convertible debt non-cash interest; (vii) intangible asset amortization expense; (viii) litigation charges; and (ix) income tax impact from adjustments. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by operating activities less purchases of property and equipment.

Reconciliations of GAAP revenues to adjusted revenues and GAAP Adjusted Net Income to adjusted EBITDA, and adjusted net income, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters ended December 31, 2020 and 2019, and the free cash flow and free cash flow conversion for the quarters ended December 31, 2020 and 2019, appear in the financial tables in this release.

The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 10-K filed with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Total revenues	$388,647	$395,127	$1,371,868	$1,517,557

Costs and expenses:
Cost of goods sold	147,069	149,462	520,834	564,681
Research and development	22,179	24,643	77,381	79,573
In-process research and development	—	5,000	—	64,916
Selling, general and administrative	162,390	174,254	594,526	687,599
Intangible asset amortization	4,364	5,688	27,757	27,028
Total costs and expenses	336,002	359,047	1,220,498	1,423,797
Operating income	52,645	36,080	151,370	93,760
Interest income	2,173	2,728	9,297	10,779
Interest expense	(17,351)	(13,462)	(71,581)	(53,957)
Other income, net	1,449	1,061	4,434	9,522
Income before taxes	38,916	26,407	93,520	60,104
Income tax expense (benefit)	(53,828)	11,088	(40,372)	9,903
Net income	$92,744	$15,319	$133,892	$50,201

Net income per share	$1.09	$0.18	$1.57	$0.58
Weighted average common shares outstanding for diluted net income per share	84,929	86,773	85,228	86,494

Segment revenues and growth in total revenues excluding the effects of currency exchange rates, acquisitions and discontinued products are as follows:
(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	Change	2020	2019	Change
Neurosurgery	$200,291	$200,015	0.1%	$716,339	$767,793	(6.7)%
Instruments	53,999	59,381	(9.1)%	178,492	228,413	(21.9)%
Total Codman Specialty Surgical(1)	$254,290	$259,396	(2.0)%	$894,831	$996,206	(10.2)%

Wound Reconstruction and Care	$82,365	$83,330	(1.2)%	293,038	322,739	(9.2)%
Extremity Orthopedics	23,760	24,734	(3.9)%	78,316	90,082	(13.1)%
Private Label	28,232	27,667	2.0%	105,683	108,530	(2.6)%
Total Orthopedics and Tissue Technologies	$134,357	$135,731	(1.0)%	$477,037	$521,351	(8.5)%
Total Reported Revenues	$388,647	$395,127	(1.6)%	$1,371,868	$1,517,557	(9.6)%

Impact of changes in currency exchange rates	$(4,517)	—	—	(4,666)	—	—
Less contribution of revenues from acquisitions(2)	—	—	—	(671)	—	—
Less contribution of revenues from divested products	(251)	—	—	(823)	(3,328)	—
Less contribution of revenues from discontinued products	(5,449)	(11,020)	—	(20,569)	(40,747)	—
Total organic revenues(3)	$378,430	$384,107	(1.5)%	$1,345,139	$1,473,482	(8.7)%

(1) Prior period amounts were reclassified between categories within Codman Specialty Surgical to conform to the current period presentation.
(2) Includes revenues from Arkis Biosciences.
(3) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Items included in GAAP net income and from continuing operations and locations where each item is recorded are as follows:
(In thousands)
Three Months Ended December 31, 2020

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Structural optimization charges	6,348	5,970	(300)	679	—	—	—
Divestiture, acquisition and integration-related charges(1)	13,050	4,628	6,373	2,049	—	—	—
Discontinued product lines charges	855	855	—	—	—	—	—
EU Medical Device Regulation charges	3,902	611	3,288	3	—	—	—
COVID-19 related charges	(161)	(6)	(155)	—	—	—	—
Convertible debt non-cash interest	4,340	—	—	—	—	4,340	—
Intangible asset amortization expense	15,886	11,522	—	—	4,364	—	—
Estimated income tax impact from adjustments and other items(2)	(65,701)	—	—	—	—	—	(65,701)

Depreciation expense	10,209	—	—	—	—	—	—

(a) COGS - Cost of goods sold
(b) SG&A - Selling, general and administrative
(c) R&D - Research and development
(d) Amort. - Intangible asset amortization
(e) OI&E - Other income and expense
(f) Tax - Income tax expense

(1) Divestiture, acquisition and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, and Rebound Therapeutics acquisitions and the divestiture of extremity orthopedics and includes banking, legal, consulting, systems, and other expenses.
(2) Estimated income tax impact includes a $59.2 million one-time net tax benefit in the fourth quarter of 2020, attributable to an intra-entity transfer of certain intellectual property.

Three Months Ended December 31, 2019
(In thousands)

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	IPR&D(d)	Amort.(e)	Tax(f)
Structural optimization charges	4,413	1,918	2,495	—	—	—	—
Discontinued product lines charges	2,344	2,344	—	—	—	—	—
Divestiture, acquisition and integration-related charges(1)	17,822	3,737	7,976	1,109	5,000	—	—
EU Medical Device Regulation charges	3,021	91	2,930	—	—	—	—
Litigation charges	50	—	50	—	—	—	—
Intangible asset amortization expense	17,339	11,651	—	—	—	5,688	—
Estimated income tax impact from adjustments and other items	(1,442)	—	—	—	—	—	(1,442)

Depreciation expense	10,573	—	—	—	—	—	—

(a) COGS - Cost of goods sold
(b) SG&A - Selling, general and administrative
(c) R&D - Research and development
(d) IPR&D - In-process research and development
(e) Amort. - Intangible asset amortization
(f) Tax - Income tax expense

(1) Divestiture, acquisition and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, and Rebound Therapeutics acquisitions and the divestiture of extremity orthopedics and includes banking, legal, consulting, systems, and other expenses.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Twelve Months Ended December 31, 2020

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Structural optimization charges	15,363	8,330	6,177	856	—	—	—
Divestiture, acquisition and integration-related charges(1)	32,906	13,876	16,726	2,304	—	—	—
Discontinued product lines charges	6,342	6,342	—	—	—	—	—
EU Medical Device Regulation charges	9,372	2,241	7,128	3	—	—	—
COVID-19 related charges	3,482	3,768	(286)	—	—	—	—
Convertible debt non-cash interest	15,415	—	—	—	—	15,415	—
Expenses related to debt refinancing	6,168	—	—	—	—	6,168	—
Intangible asset amortization expense	74,505	46,748	—	—	27,757	—	—
Estimated income tax impact from adjustments and other items(2)	(88,779)	—	—	—	—	—	(88,779)

Depreciation expense	41,136	—	—	—	—	—	—
.

(a) COGS - Cost of goods sold
(b) SG&A - Selling, general and administrative
(c) R&D - Research and development
(d) Amort. - Intangible asset amortization
(e) OI&E - Interest (income) expense, net and other (income), net
(f) Tax - Income tax expense

(1) Divestiture, acquisition and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, and Rebound Therapeutics acquisitions and the divestiture of extremity orthopedics and includes banking, legal, consulting, systems, and other expenses.
(2) Estimated income tax impact includes a $59.2 million one-time net tax benefit in the fourth quarter of 2020, attributable to an intra-entity transfer of certain intellectual property.

Twelve Months Ended December 31, 2019
(In thousands)

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	IPR&D(d)	Amort.(e)	OI&E(f)	Tax(g)
Structural optimization charges	17,582	6,218	10,860	—	—	—	504	—
Divestiture, acquisition and integration-related charges(1)	124,665	9,788	47,174	2,787	64,916	—	—	—
Discontinued product lines charges	9,168	9,168	—	—	—	—	—	—
Litigation charges	96	—	3,101	—	—	—	(3,005)	—
EU Medical Device Regulation charges	6,221	91	6,130	—	—	—	—	—
Impairment charges	5,764	—	—	—	—	5,764	—	—
Intangible asset amortization expense	67,127	45,862	—	—	—	21,265	—	—
Estimated income tax impact from adjustments and other items	(43,430)	—	—	—	—	—	—	(43,430)

Depreciation expense	41,722	—	—	—	—	—	—	—

(a) COGS - Cost of goods sold
(b) SG&A - Selling, general and administrative
(c) R&D - Research and development
(d) IPR&D - In-process research and development
(e) Amort. - Intangible asset amortization
(f) OI&E - Interest (income) expense, net and other (income), net
(g) Tax - Income tax expense

(1) Divestiture, acquisition and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences and Rebound Therapeutics acquisitions and include banking, legal, consulting, systems, and other expenses. This includes a $59.9 million in-process research and development expense related to the Rebound Therapeutics acquisition from the third quarter 2019.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(UNAUDITED)

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

GAAP net income	$92,744	$15,319	$133,892	50,201
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	26,095	27,912	115,641	108,849
Other (income), net	(1,449)	(1,061)	(4,434)	(7,021)
Interest expense, net	10,838	10,734	40,701	43,178
Income tax expense (benefit)(1)	(53,828)	11,088	(40,372)	9,903
Structural optimization charges	6,348	4,413	15,363	17,582
EU Medical Device Regulation charges	3,902	3,021	9,372	6,221
COVID-19 related charges	(161)	—	3,482	—
Convertible debt non-cash interest	4,340	—	15,415	—
Expenses related to debt refinancing	—	—	6,168	—
Discontinued product lines charges	855	2,344	6,342	9,168
Divestiture, acquisition and integration-related charges(2)	13,050	17,822	32,906	124,665
Impairment charges	—	—	—	5,764
Litigation charges	—	50	—	96
Total of non-GAAP adjustments	9,990	76,323	200,584	318,405
Adjusted EBITDA	$102,734	$91,642	$334,474	$368,606
(1) Estimated income tax impact includes a $59.2 million one-time net tax benefit in the fourth quarter of 2020, attributable to an intra-entity transfer of certain intellectual property.
(2) Divestiture, acquisition and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences and Rebound Therapeutics acquisitions and include banking, legal, consulting, systems, and other expenses. This includes a $59.9 million in-process research and development expense related to the Rebound Therapeutics acquisition from the third quarter 2019.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME FROM CONTINUING OPERATIONS TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

GAAP net income	$92,744	$15,319	$133,892	$50,201
Non-GAAP adjustments:
Structural optimization charges	6,348	4,413	15,363	17,582
Divestiture, acquisition and integration-related charges(1)	13,050	17,822	32,906	124,665
Discontinued product lines charges	855	2,344	6,342	9,168
EU Medical Device Regulation charges	3,902	3,021	9,372	6,221
COVID-19 related charges	(161)	—	3,482	—
Convertible debt non-cash interest	4,340	—	15,415	—
Expenses related to debt refinancing	—	—	6,168	—
Impairment charges	—	—	—	5,764
Litigation charges	—	50	—	96
Intangible asset amortization expense	15,886	17,339	74,505	67,127
Estimated income tax impact from adjustments and other items(2)	(65,701)	(1,442)	(88,779)	(43,430)

Total of non-GAAP adjustments	(21,481)	43,547	74,774	187,193
Adjusted net income	$71,263	$58,866	$208,666	$237,394

Adjusted diluted net income per share	$0.84	$0.68	$2.45	$2.74
Weighted average common shares outstanding for diluted net income per share	84,929	86,773	85,228	86,494

(1) Divestiture, acquisition and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences and Rebound Therapeutics acquisitions and include banking, legal, consulting, systems, and other expenses. This includes a $59.9 million in-process research and development expense related to the Rebound Therapeutics acquisition from the third quarter 2019.
(2) Estimated income tax impact includes a $59.2 million one-time net tax benefit in the fourth quarter of 2020, attributable to an intra-entity transfer of certain intellectual property.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	December 31,	December 31,
	2020	2019

Cash and cash equivalents	$470,166	$198,911
Accounts receivable, net	225,532	275,296
Inventory, net	310,117	316,054

Current and long-term borrowing under senior credit facility	967,137	1,243,561
Borrowings under securitization facility	112,500	104,500
Long-term convertible securities	474,834	—

Stockholders' equity	1,514,867	1,416,736

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

	Twelve Months Ending December 31,
	2020	2019
Net cash provided by operating activities	$203,832	$231,433
Net cash used in investing activities	(68,073)	(162,668)
Net cash provided (used in) by financing activities	121,625	(8,766)
Effect of exchange rate changes on cash and cash equivalents	13,871	74

Net increase (decrease) in cash and cash equivalents	271,255	60,073

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF ADJUSTED FREE CASH FLOW AND ADJUSTED FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended December 31,
	2020	2019
GAAP Net cash provided by operating activities	$80,262	$89,185

Purchases of property and equipment	(8,428)	(22,194)
Adj. Free Cash Flow	$71,834	$66,991

Adjusted net income (1)	$71,263	$58,866
Adjusted Free Cash Flow Conversion	100.8%	113.8%

	Twelve Months Ending December 31,
	2020	2019
GAAP Net cash provided by operating activities	$203,834	$231,433

Purchases of property and equipment	(38,890)	(69,537)
Adj. Free Cash Flow	$164,944	$161,896

Adjusted net income (1)	$208,666	$237,394
Adjusted Free Cash Flow Conversion	79.0%	68.2%

(1) Adjusted net income for quarters and twelve months ended December 31, 2019 and 2020 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is a useful metric in evaluating the significance of the cash special charges in its adjusted earnings measures.